Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-110662) of FirstEnergy Corp. of our report dated June 21, 2013, relating to the financial statements of the FirstEnergy Corp. Savings Plan, which appears in this Form 11-K.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
June 21, 2013